Exhibit 23.7(b)

KPMG AG Wirtschaftsprüfungsgesellschaft THE SQUAIRE / Am Flughafen, 60549 Frankfurt am Main	KPMG AG Wirtschaftsprüfungsgesellschaft THE SQUAIRE / Am Flughafen 60549 Frankfurt am Main Postfach 75 03 53 60533 Frankfurt am Main T 069 9587-0 F 069 9587-1050 www.kpmg.de

Deutsche Bank AG

To the Shareholders and Supervisory Board

Taunusanlage 12

60325 Frankfurt am Main

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Supervisory Board of Deutsche Bank Aktiengesellschaft

We consent to the use of our report dated March 13, 2020, with respect to the consolidated balance sheet of Deutsche Bank Aktiengesellschaft and subsidiaries as of December 31, 2019, the related consolidated statements of income, comprehensive income, changes in equity, and cash flows for each of the years in the two-year period ended December 31, 2019, and the related notes, and the specific disclosures described in Note 1 of the consolidated financial statements as being part of the financial statements (collectively, the “consolidated financial statements”) incorporated herein by reference.

KPMG AG

Wirtschaftsprüfungsgesellschaft

Frankfurt am Main, Germany

August 3, 2021

Page 1 of 1

Aufsichtsratsvorsitzender: WP Ulrich D. Maas; Vorstand: WP StB Klaus Becker (Sprecher), WP StB Boris Schroer (Stellv. Sprecher),

Dr. Vera-Carina Elter, StB Frank W. Grube, WP StB Sven-Olaf Leitz, Christian Rast, WP Christian Sailer, WP Mattias Schmelzer

Sitz: Berlin; Handelsregister: Amtsgericht Charlottenburg (HRB 106191 B); USt.- IdNr.: DE 814811803

Bankverbindung: Deutsche Bank AG, IBAN DE98 1007 0000 0239 3387 00, BIC DEUTDEBB

Zertifiziert nach DIN EN ISO 9001, ISO/IEC 27001 und DIN EN ISO 14001

KPMG AG Wirtschaftsprüfungsgesellschaft, eine Aktiengesellschaft nach deutschem Recht und ein Mitglied der globalen KPMG-Organisation unabhängiger Mitgliedsfirmen, die KPMG International Limited, einer Private English Company Limited by Guarantee, angeschlossen sind.